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                                                                   EXHIBIT 11.01



                             LXR BIOTECHNOLOGY INC.

                        COMPUTATION OF NET LOSS PER SHARE

                                   Year Ended           Year Ended           Year Ended
                                December 31, 1998    December 31, 1997    December 31, 1996

Net loss                          $ (9,799,992)        $ (9,270,287)        $ (7,622,999)

Weighted average number of
  shares outstanding:
Common stock                        28,437,415           22,020,391           15,762,729
Common stock to be issued               75,000              157,600               52,766
                                  ------------         ------------         ------------
                                    28,512,415           22,177,991           15,815,495
                                  ============         ============         ============

Net loss per share                $      (0.34)        $      (0.42)        $      (0.48)
                                  ============         ============         ============